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EXHIBIT 10.2(N)
                             Dated January 31, 2001









                         INSIGNIA RICHARD ELLIS LIMITED



                                     - and -



                              ALAN CHARLES FROGGATT









                           EXECUTIVE SERVICE AGREEMENT





















                              PBA/ACH.Ex.Serv.Ag.01





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                                    CONTENTS





    CLAUSE                                        HEADING             PAGE

       1        Definitions                                            3
       2        Term and Appointment                                   3
       3        Duties                                                 5
       4        Holiday Entitlement                                    6
       5        Disclosure of Interests                                6
       6        Remuneration                                           6
       7        Expenses                                               7
       8        Confidential Information                               8
       9        Inventions and Creative Works                          8
      10        Restrictions after Termination                         9
      11        Termination by Events of Default                       10
      12        Incapacity                                             10
      13        Obligations upon Termination                           11
      14        Share Dealing                                          11
      15        Data Protection                                        12
      16        Reconstruction and Amalgamation                        12
      17        Notices                                                12
      18        Previous Contracts                                     12
      19        Proper Law                                             13
      20        Construction                                           13
      21        Statutory Information and Schedule 2                   13
      22        Exclusion of Claims                                    13
      23        Indemnity                                              13

  Schedule 1    Description of Duties                                  15
  Schedule 2    Register of Employee's Interests                       16
  Schedule 3    Terms of the Agreement                                 17



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THIS AGREEMENT is made on             January 31,                          2001

BETWEEN:-

(1) INSIGNIA RICHARD ELLIS LIMITED (No. 3350437) whose registered office is at Berkeley Square House, London W1X 6AN (the "COMPANY"); and


(2) ALAN CHARLES FROGGATT of Touchstone, Hullbrook lane, Shamley Green, Guildford, Surrey GU5 OUQ (the "EXECUTIVE").




THE PARTIES AGREE AS FOLLOWS:

1.       DEFINITIONS
         In this agreement unless the context otherwise requires:-

1.1      "BOARD" means the board of directors of the Company;

1.2      "COMMENCEMENT DATE" means the date [hereof];

1.3 "GROUP COMPANIES" means the Company, its holding company, and all subsidiary and associated companies of holding company;

1.4 "ASSOCIATED COMPANY" means a company which is treated as such for the purposes of Statement of Standard Accounting Practice No. 1 of the Institute of Chartered Accountants in England and Wales.

1.5      "SUBSIDIARY" and "HOLDING COMPANY" have the meanings given to them in section 736 of the Companies Act 1985.

1.6      "IRE GROUP BONUS SCHEME " means

         (a) The Insignia Richard Ellis Group Bonus Scheme (as amended from time to time in accordance with the rules thereof) and/or;

         (b) Any other bonus scheme or arrangement in which executives of the Group employed at the grades "IREL Director", "Divisional Director" and "Associate" (and no other Executives of the Group) are eligible to participate.

2.       TERM AND APPOINTMENT

2.1 The Company shall engage the Executive and the Executive shall serve the Company as Chief Executive on the terms hereinafter provided (the "APPOINTMENT"). The Appointment shall commence on the Commencement Date and shall continue subject as hereinafter mentioned for a period of 3 years ("THE FIXED TERM") and shall continue thereafter unless or until terminated by the Company giving to the Executive not less than 12 months notice in writing or the Executive giving to the Company not less than 6 months notice in writing but not in any event so as to extend beyond the normal retirement age of 60 years. Notice to terminate the Appointment cannot be given by either party under this clause 2.1 prior to the expiry of the Fixed Term.



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2.2     The Company shall be entitled to terminate the Appointment at any time in which case it will pay to the Executive payments in lieu of salary, bonus and contractual benefits which the Executive would have received had the Appointment continued until the date upon which the Company would have been entitled to terminate the Appointment in accordance with clause 2.1 above "the Termination Payment". For the purposes of determining the value of pay in lieu of any bonus entitlement the relevant amount will be the average of the bonuses awarded to the Executive in respect of the 3 previous financial years prior to the date of termination of employment.

2.3 Notwithstanding the provisions of clauses 2.1 and 2.2 above, and for the purposes only of subsisting options granted prior to the Company Acquisition (the "OPTION") under the Share Scheme, if the Appointment is terminated by the Company before the fourth anniversary of the Commencement Date, save where terminated under clause 11, then:

         (a) the Executive shall not be treated as having ceased employment, as that term is used in Rule 7 of the Share Scheme, until the fourth anniversary of the Commencement Date ("the Deemed Cessation Date") and on the Deemed Cessation Date the Executive shall be treated as ceasing employment in accordance with Rule 7.5 of the Share Scheme.

         (b) in the event of the Executive being unable to exercise the Option under clause 2.3(a) above as a result of either (i) his being treated as ceasing employment for the purposes of the Share Scheme on the termination of the Appointment or (ii) the Remuneration Committee not exercising its discretion in favour of the Executive to allow him to exercise the Option in full (to the extent not previously exercised) under Rule 7.5 of the Share Scheme, the Company shall, within seven days of the termination of the Appointment, pay to the Executive (in full and final satisfaction of all and any claims which the Executive may have in respect of the Option), less any tax or other deduction the Company may be obliged or required to make by law in Pounds Sterling an amount representing the Common Shares he then holds under the Option on the assumption that the Option was exercised in whole on the date of cessation of employment, and in consideration of the Company making such payment the Executive agrees that the Option shall immediately lapse and all and any rights the Executive has or may have to any Common Shares under the Option are immediately released. The amount due to the Executive under this clause 2.3(b) shall be:

                                            (A-C) x B

              where:

              A is the average middle market quotation for a Common Share (for the three dealing days prior to the date on which the Executive's employment with the Company is terminated) on any recognised investment exchange on which Common Shares are for the time being traded (and, if more than one, on the recognised investment exchange in the United States of America on which such Common Shares are for the time being traded);

              B is the total number of Common Shares over which the Executive holds the Option; and



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              C is the price per Common Share under the Option payable by the
              Executive on exercise of the Option in full.

         For the purposes of this clause 2.3:

         (c) "Common Shares" means common shares of US(pound)0.01 each in Insignia Financial Group Inc; and

                  "Company Acquisition" means a Company Acquisition as defined in the Share Scheme; and

                  "Remuneration Committee" means the Remuneration Committee as defined in the Share Scheme; and

                  "Share Scheme" means the Richard Ellis Group Limited 1997 Unapproved Share Option Scheme as adopted on 17 December 1997 and from time to time amended;

         (d) for the purposes of determining the amount payable in Pounds Sterling to the Executive under clause 2.3(b), the US$ price of a Common Share shall be converted into Pounds Sterling at the spot rate for the purchase of Pounds Sterling (as certified by Barclays Bank plc) at or about 11.00 am on the date of cessation of employment.

3.       DUTIES

3.1 During the Appointment the Executive shall devote the whole of his time and attention to the duties assigned to him which are consistent with the position of Chief Executive and shall well and faithfully serve the Company and use his reasonable endeavours to promote the interests of the Company and shall obey all reasonable and lawful directions given to him by or under the authority of the Board. The duties for the time being are contained in Schedule 1 to this Agreement.

3.2      The Executive may be required in pursuance of his duties hereunder:-

         (a) to perform services not only for the Company but also for any of the Group Companies provided that such services are commensurate with his status and without further remuneration (except as otherwise agreed) to accept such offices in any of the Group Companies as the Company may from time to time reasonably require;

         (b) to work at the Company's principal place of business in London or such other location in the United Kingdom as may be agreed between the parties;

         (c) to travel to such places whether in or outside the United Kingdom by such means and on such occasions as the Board and/or the Board of the holding company may from time to time reasonably require;

         (d) to make reports to the Board and/or the Board of its holding company on any matters concerning the affairs of the Company or any other Group Company as it or they may reasonably require.



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4.       HOLIDAY ENTITLEMENT

        During the Appointment the Executive shall be entitled to 30 working days' holiday (in addition to the public holidays) in each calendar year January to December at full salary to be taken at such time or times as may be approved by the Board. Holidays not taken cannot be carried over to a subsequent year. Upon the determination of the Appointment either the Executive shall be entitled to receive payment in lieu of accrued holidays not taken at that date (provided that such determination is not pursuant to clause 12) or the Company shall be entitled to make a deduction from the Executive's remuneration in respect of holidays taken in excess of the accrued entitlement. The accrued holiday entitlement at the date of determination shall be calculated on the basis of 2 1/2 days holiday for each completed calendar month of service in the then current calendar year and the amount of the payment in lieu or deduction shall be calculated on the basis of 1/260 of the Executive's annual salary for each day's holiday not taken or taken in excess of the accrued entitlement.

5.      DISCLOSURE OF INTERESTS

5.1 Except as a representative of the Company or with the previous written approval of the Board which shall be deemed to be given in respect of any financial interest, office or employment which the Executive holds at the date hereof, brief details of which are attached at schedule 2 to this Agreement, the Executive shall not during the Appointment whether directly or indirectly paid or unpaid be engaged or concerned in the conduct of any other actual or prospective business or profession or be or become an Executive, agent, partner, consultant or director of any other company or firm or assist or have any financial interest in any other such business or profession.

5.2 The Executive shall be permitted to hold shares or securities of a company any of whose shares or securities are quoted or dealt in on any recognised investment exchange provided that any such holding shall not exceed three per cent of the issued share capital of the company concerned and is held by way of bona fide investment only
        ("INVESTMENT").

5.3 The Executive shall disclose to the Board any matters relating to his spouse (or anyone living as such), their children, step children, parents or any trust or firm whose affairs or actions he controls which, if they applied to the Executive, would contravene clause 5.1, to the extent that the Executive has actual knowledge of such matters.

6.      REMUNERATION

6.1 During the Appointment, as remuneration for his services hereunder, the Executive shall be paid a fixed salary at the rate of (pound)175,500 per annum or such higher rate as may from time to time be agreed. Such salary shall be inclusive of any fees or remuneration which he would otherwise be entitled to receive from the Company or any associated Company and shall be payable by bank credit transfer in equal monthly instalments in arrears on or before the last working day of each calendar month and will be reviewed annually by the Board.

6.2 In addition to the said salary the Executive shall be entitled to participate in any IRE Group Bonus Scheme (in accordance with the rules thereof for the time being) in each case subject to the Compensation Committee of the Board of the


                                       6
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        holding company approving in advance the amount of bonus to be paid to the Executive under the above Scheme. The Executive acknowledges that his bonus entitlement for the calendar year commencing 1st January 2001 and each subsequent year shall be subject to the absolute discretion of the Board, which may amend, discontinue or vary any such Schemes. The Executive shall have no entitlement to receive bonuses except as provided in this clause 6.2.

6.3 No provision of benefits on retirement (including annuities) will be made by the Company for the Executive. There is therefore no contracting-out certificate in force under the Pension Schemes Act 1993 in respect of the Employment.

6.4 The Executive shall be entitled to participate in such permanent health insurance, life assurance and medical expenses insurance schemes as the Company shall from time to time maintain for the benefit of executives of the seniority of the Executive subject to their terms and conditions from time to time in force.

6.5 In acknowledgement of the Executive entering into this agreement the Company will make a cash payment of (pound)47,344 and is payable with the Salary following the 1st January 2001 provided the agreement has been entered into by the Executive at that date. The Executive shall be deemed to have earned one third of the cash payment on each anniversary of this agreement. In the event that the Executive leaves the Company or any of its Group Companies or Associated Companies for whatever reason prior to the expiry of the fixed term of this agreement the unearned portion or portions of this payment will be repayable to the Company in full. There shall be no pro-rated earnings during the period between anniversaries. The Company reserves the right to deduct the full amount from any final payment due to the Executive and the Executive expressly agrees to and authorises the Company to make such a deduction. The payment and any subsequent repayment will be subject to applicable tax and national insurance arrangements in force at the appropriate time. Repayment will not be required if the Executive dies or if this agreement is terminated because of redundancy.

6.6 The Company will also grant the Executive 6,000 shares of restricted common stock of the US Parent Company, Insignia Financial Group. These restricted shares shall vest on the third anniversary of the grant, always provided that the Executive remains at that date employed by the Company and is not under any period of notice whether notice has been served by the Executive or the Company. In all other circumstances i.e. if the Executive leaves the employment of the company for whatever reason, these restricted shares will lapse and no entitlement to these restricted shares will become due. The complete terms of the restricted share grant shall be made in a Restricted Share Grant Agreement, the terms and conditions of which shall govern.

7.      EXPENSES

        The Executive shall be entitled to be repaid all reasonable travelling, hotel and other expenses properly authorised by the Board and incurred in or about the performance of the duties hereunder, which expenses shall be evidenced in such manner as the Company may specify from time to time.



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8.       CONFIDENTIAL INFORMATION
8.1 The Executive shall not use or divulge or communicate to any person other than with proper authority any of the trade secrets or other confidential information of or relating to the Company or any of the Group Companies (including but not limited to details of customers, potential customers, consultants, suppliers, potential suppliers, designs, product details, future product details, prices, discounting arrangements, specific product applications, existing trade arrangements, terms of business and those in the course of negotiation, operating systems, pricing and fee structures, financial information, inventions, research and development activities and which he may have created, developed, received or obtained while in the service of the Company or any of the Group Companies). This restriction shall cease to apply with respect to any information, confidential report or research which comes into the public domain other than as a result of the Executive being in breach of his obligations under this clause.

8.2 The Executive shall not during the Appointment make otherwise that for the benefit of the Company any records (whether recorded on paper, computer memory or discs or otherwise) relating to any matter within the scope of the business of the Company or any of the Group Companies or concerning any of its or their dealings or affairs nor either during the Appointment or thereafter use or permit to be used any such records otherwise than for the benefit of the Company, it being agreed by the parties that all such records (and copies thereof) in the possession or control of the Executive shall be property of the Company and shall be handed over by the Executive to the Company from time to time and on demand and in any event upon the termination of the Appointment.

8.3 The Executive shall not during the Appointment speak in public or write any article for publication on any matter connected with or relating to the business of the Company or any of the Group Companies without first obtaining the approval of the Board.

9.      INVENTIONS AND CREATIVE WORKS

9.1 The Executive acknowledges that because of the nature of his duties and the particular responsibilities arising as a result of such duties which he owes to the Company and the Group Companies he has a special obligation to further the interests of the Company and the Group Companies. In particular the duties of the Executive shall include reviewing the products and services of the Company and Group Companies with a view to improving them by new and/or original ideas and inventions and implementing such improvements.

9.2 The Executive shall promptly disclose to the Company any idea, invention or work which is relevant to or capable of use in the business of the Company or any of the Group Companies made by the Executive in the course of his employment whether or not in the course of his duties. The Executive acknowledges that the intellectual property rights subsisting or which may in the future subsist in any such ideas, inventions or works created by him in the course of his employment will, on creation, vest in and be the exclusive property of the Company and where the same does not automatically vest as aforesaid, the Executive shall assign the same to the Company (upon the request and at the cost of the Company). The Executive hereby irrevocably waives any rights which he may have in any such ideas, inventions or works which are or have been conferred upon him by chapter


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        IV of part I of the Copyright, Designs and Patents Act 1988 headed
        "Moral Rights".

9.3 The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause 9 and acknowledges in favour of any third party that a certificate in writing signed by any Director or Secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

10.     RESTRICTIONS AFTER TERMINATION

10.1 The Executive acknowledges and agrees that the covenants set out below are reasonably necessary for the proper protection of the legitimate business interests of the Company. The Executive covenants to the Company (for itself and as trustee for each of the Group Companies) that he shall not for the following periods after the termination of the Appointment howsoever arising (but excluding repudiatory breach of this agreement by the Company) directly or indirectly, either alone or jointly with or on behalf of any person, firm, company or entity and whether on his own account or as principal, partner, shareholder, director, Executive, consultant or in any other capacity whatsoever:-

        (a) for 12 months following termination in the Relevant Territory and in competition with the Company or any of the Relevant Group Companies engage, assist or be interested in any undertaking which provides services similar to those provided by the Company or any of the Relevant Group Companies in the 12 months prior to termination and with which the Executive was concerned in the said period of 12 months;

        (b) for 12 months following termination in the Relevant Territory solicit or interfere with or endeavour to entice away from the Company or any of the Relevant Group Companies any person, firm, company or entity who was a client of the Company or any of the Relevant Group Companies in the 12 months prior to termination and with whom the Executive was concerned or had personal contact in the said period of 12 months;

        (c) for 12 months following termination in the Relevant Territory be concerned with the supply of services to any person, firm, company or entity which was a client of the Company or any of the Relevant Group Companies in the 12 months prior to termination where such services are identical or similar to or in competition with those services supplied by the Company or any of the Relevant Group Companies in the said 12 month period, with which supply the Executive was concerned in the said period of 12 months;

        (d) for 12 months following termination offer to employ or engage or solicit the employment or engagement of any person who immediately prior to the date of termination was a senior Executive or consultant of the Company or any of the Relevant Group Companies and with whom the Executive had significant working contact in the 12 months prior to termination (whether or not such person would commit any breach of their contract of employment or engagement by reason of leaving the service of such company); and



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         (e)      represent himself as being in any way connected with or
                  interested in the business of the Company or any of the Relevant Group Companies.

10.2 Each of the obligations contained in this clause constitutes an entire separate and independent restriction on the Executive, despite the fact that they may be contained in the same phrase and if any part is found to be unenforceable the remainder will remain valid and enforceable.

10.3 While the restrictions are considered by the parties to be fair and reasonable in the circumstances, it is agreed that if any such restrictions should be judged to be void or ineffective for any reason but would be treated as valid and effective if part of the wording thereof were deleted or the periods thereof reduced or the area thereof reduced in scope, the said restrictions shall apply with such modifications a will be necessary to make them valid and effective.

10.4 The Executive agrees that he will at the request and cost of the Company enter into a direct agreement with any of the Group Companies under which he will accept restrictions corresponding to the restrictions contained in this clause (or such as will be appropriate in the circumstances) in relation to such Group Company.

10.5 The provisions of this clause will not prevent the Executive from holding an Investment.

10.6     For the purposes of this clause:-

         (a) a "RELEVANT GROUP COMPANY" means any of the Group Companies for which the Executive has performed services or in which he has held office during the 12 months immediately preceding termination and, if applicable, their predecessors in business during such 12 month period; and

         (b)      "RELEVANT TERRITORY" means the United Kingdom.

11.      TERMINATION BY EVENTS OF DEFAULT

         The Appointment shall be subject to summary termination at any time by the Company by notice in writing if the Executive shall have committed any serious breach or (after warning in writing) any repeated or continued material breach of the obligations hereunder or shall have been guilty of any act of dishonesty or serious misconduct or shall be declared bankrupt or shall compound with his creditors. Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof.

12.      INCAPACITY

12.1 The Company shall continue to pay the Executive's salary and other contractual entitlements to remuneration during any period of absence on medical grounds up to a maximum of 24 consecutive months provided that the Executive shall from time to time if required supply the Company with medical certificates covering any period of sickness or incapacity exceeding 7 days (including weekends).

12.2 Payment of the salary and other remuneration pursuant to clause 12.1 shall be inclusive of any Statutory Sick Pay to which the Executive may be entitled.



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12.3     If the Executive's absence shall be occasioned by the actionable negligence of a third party in respect of which damages are recoverable, then all remuneration paid hereunder shall constitute loans to the Executive who shall:

         (a) Forthwith notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgement made or awarded in connection therewith;

         (b) If the Company so requires, refund to the Company such sum as the Company may determine, not exceeding the lesser of:

                  (i) the amount of damages recovered by him under such compromise, settlement or judgement in respect of his loss of earnings as an Executive hereunder; and

                  (ii) the sums advanced to him in respect of the period of incapacity.

         In either case after deducting the amount of all professional costs incurred by the Executive in connection with the action or negligence of such third party.

13.      OBLIGATIONS UPON TERMINATION

         Upon the termination of the Appointment howsoever arising the Executive shall:-

13.1 At any time or from time to time thereafter upon the request of the Company, resign without claim for compensation from:-

         (a)      all offices held in the Company or any of the Group Companies;
                  and

         (b) any office in any other company acquired by reason of or in connection with the Appointment;

        and should he fail to do so the Company is hereby irrevocably appointed to be the Executive's Attorney in his name and on his behalf to execute any documents and to do any things necessary or requisite to give effect to this clause;

13.2 deliver to the Board all documents (including, but not limited to, correspondence, lists of clients or customers notes, memoranda, plans, drawings and other documents of whatsoever nature and all copies thereof) made or complied or acquired by the Executive during the Appointment and concerning the business, finances or affairs of the Company or any of the Group Companies or clients.

14.     SHARE DEALING

14.1 The Executive shall as applicable comply, and shall procure that his spouse or partner and minor children shall comply, with all applicable rules of law stock exchange regulations and codes of conduct of the Company and any Group Company for the time being in force in relation to dealings in shares debentures or other securities of the Company or any Group Company or any unpublished price sensitive information affecting the securities of any other company (provided that the Executive shall be entitled to exercise any options granted to him under any share option scheme established by the Company or any Group Company subject to the rules of any such scheme and any other rules for the time being in force in relation to exercise of options under such scheme).



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15.     DATA PROTECTION

15.1 The Executive hereby confirms that the Company will be entitled to process (within the meaning of the Data Protection Act 1998 (and any amending or subordinate legislation passed from time to time)) in any way it reasonably considers fit any data and other information concerning the Executive provided that the Employer shall exercise all reasonable care to treat such data and information with the degree of confidentiality that would normally be expected of a reasonable and responsible Employer engaged in the processing of such data or information.

15.2 The Executive hereby consents to the passing of any such data and information by the Company to any of the Group Companies whether within or outside the European Union or to any associated Companies subject to the conditions set out above.

16.     RECONSTRUCTION AND AMALGAMATION

        If at any time the Executive's employment is terminated in connection with any reconstruction or amalgamation of the Company or any of the Group Companies whether by winding up or otherwise and the Executive receives an offer on terms which (considered in their entirety) are not less favourable to any material extent than the terms of this agreement from a company involved in or resulting from such reconstruction or amalgamation the Executive shall have no claim whatsoever against the Company or any such company arising out of or connected with such termination.

17.     NOTICES

        Any notice to be given hereunder shall be in writing. Notices may be given by either party by personal delivery or post or by fax addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known address and any such notice given by letter or fax shall be deemed to have been served at the time at which the letter was delivered personally or transmitted or if sent by post would be delivered in the ordinary course of post.

18.     PREVIOUS CONTRACTS

18.1 This agreement contains the entire agreement relating to the Executive's employment with the Company and is in substitution for and replaces any previous contract of service between the Company or any of the Group Companies and the Executive shall be deemed to have been terminated by mutual consent as from the commencement of the Appointment and the Executive hereby waives with effect from the Commencement Date any and all claims which he may have arising out of or in connection with any such previous contract of service excluding (i) any claim for expenses reasonably incurred by him in the performance of his duties under his previous contract of service; and (ii) any claim the Executive may have under the IRE Group Bonus Scheme for the period 1 January to 31 December 2000.

18.2 The Executive hereby warrants and represents to the Company that he will not, in entering into this agreement or carrying out his duties hereunder, be in breach of


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        any terms of employment whether express or implied or any other obligation binding upon him.

19.     PROPER LAW

        This agreement shall be governed and construed in all respects in accordance with English law.

20.      CONSTRUCTION

20.1 The headings in this agreement are inserted for convenience only and shall not affect its construction.

20.2 Any reference to a statutory provision shall be construed as a reference to any statutory modification or re-enactment thereof (whether before or after the date hereof) for the time being in force.

21.     STATUTORY INFORMATION AND SCHEDULE 3

        Schedule 3 hereto (in addition to this agreement) constitutes a written statement as at the date hereof of the terms of employment of the Executive in compliance with the provisions of the Employment Rights Act 1996.

22.     EXCLUSION OF CLAIMS

        The Executive hereby agrees to exclude any right to a redundancy payment pursuant to Part XI of the Employment Rights Act 1996 and to exclude any claim in respect of the dismissal being unfair pursuant to Part X of the said Act on the termination of the Appointment in accordance with the terms hereof.

23.     INDEMNITY

        The Company agrees to indemnify the Executive against any and all liabilities he may incur as a result of carrying out his duties hereunder, save in circumstances where the Executive has committed an act of default under clause 11 above (including by way of example any act of wilful misconduct or gross negligence) and insofar as such an indemnity would be rendered void by section 310 of the Companies Act 1985 and any subsequent amendments or modifications.


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


IN WITNESS whereof this agreement has been executed as a deed on the date first before written.



Executed as a Deed by
INSIGNIA RICHARD ELLIS LIMITED      /s/Stephen B. Siegel
Acting by:                          Director/Secretary




Signed as a deed by the said
ALAN CHARLES FROGGATT
in the presence of:                 /s/Alan Charles Froggatt




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

                                   SCHEDULE 1



                                 LIST OF DUTIES



         o Director of Insignia Financial Group; Member of Insignia Europe Board and Chairman of UK and European Operating Boards;

         o Principally responsible for business and financial performance of Insignia's European businesses, reporting to the IFG Executive Committee

         o        Prepare, present and monitor overall business plan and budget

         o Review and approve proposals for European acquisitions pre consideration by IFG

         o Drive the development of relevant business lines onto a European footing

         o        Monitor development of co-investment business

         o Share responsibility for press relations with Chairman, particularly focusing on corporate matters

                                   SCHEDULE 3


         1. The Executive has been continuously in the employment of the Company (including reckonable service with any of the Group Companies) since 1 May 1997.

         2. Rate of remuneration and the intervals at which it is paid are contained in clause 6.

         3. There are no specific terms and conditions relating to hours of work except as provided in clause 3.1.

         4. The terms and conditions relating to holidays are contained in clause 4 and those relating to sickness are contained in clause 12.

         5. Particulars as to the length of Appointment are contained in clause 2.

         6. Particulars as to the work for which the Executive is employed are contained in clause 3.

         7. There are no disciplinary rules applicable to the Executive except as provided in this agreement and if the Executive is dissatisfied with any disciplinary decision he should apply orally or in writing to the Board.

         8. Any application for the purpose of seeking redress of any grievance relating to the Executive's employment should be made either orally or in writing to the managing director of the Company and if still unresolved after ten days to the Board.

         9. A contracting-out certificate is not in force in respect of the Executive's employment.

         10. Details of the Executive's work outside the UK are contained in clause 3.2.


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